                                                                   EXHIBIT 99(G)

                                  SCHEDULE II
                     DATAPOINT CORPORATION AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                                                        (A)
                                                            BALANCE      CHARGED      CHARGED        (B)
                                                              AT           TO        (TO) FROM      OTHER       BALANCE
                                                           BEGINNING    COSTS AND      OTHER      ADDITIONS     AT END
CLASSIFICATION                                              OF YEAR     EXPENSES     ACCOUNTS    (DEDUCTIONS)   OF YEAR
--------------------------------------------------------  -----------  -----------  -----------  ------------  ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Year ended July 27, 1996..............................   $   3,012    $     170    $    (102)   $     (289)  $   2,791
  Year ended July 29, 1995..............................   $   2,568    $   2,147    $     (21)   $   (1,682)  $   3,012
  Year ended July 30, 1994..............................   $   2,466    $     807    $    (472)   $     (233)  $   2,568

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(a) Transfers to and from other balance sheet reserve accounts.

(b) Accounts written-off net of recoveries, other expense accounts and translation adjustments.